UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNICATION INTELLIGENCE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-2790442 (I.R.S. Employer Identification No.)

275 Shoreline Drive, Suite 500
Redwood Shores, California 94065
(Address of Principal Executive Offices, including Zip Code)

2009 STOCK COMPENSATION PLAN
OPTION AGREEMENT WITH STEVEN TROMBETTA
OPTION AGREEMENT WITH CHANTAL ESHGHIPOUR
(Full Title of the Plan)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE  19801
(Name and Address of Agent for Service)

302-658-7581
 (Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Michael C. Phillips, Esq.
Davis Wright Tremaine LLP
1300 SW Fifth Avenue #2300
Portland, Oregon 97201

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, an “accelerated filer”, a “non-accelerated filer”, or a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                   Accelerated filer ☐

Non-accelerated filer   ☐  (Do not check if smaller reporting company)               Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered(1)	Amount to be Registered(1) (3)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	8,200,000 shares	$0.095	$779,000	$43.47

(1) This Registration Statement relates to 8,200,000 shares of common stock issued or issuable pursuant to stock option agreements and stock options granted or to be granted under the Company’s 2009 Stock Compensation Plan.
(2) Estimated for the purpose of calculating the registration fee pursuant to Rules 457(c) under the Securities Act, the price per share was determined by calculating the average ($0.095) of the high ($0.10) and low ($0.09) prices of the common stock as reported in the Over-The-Counter Bulletin Board on June 30, 2009.
(3) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar anti-dilution provisions.

EXPLANATORY NOTE

This registration statement is being filed solely for the registration of shares of common stock of Communication Intelligence Corporation, a Delaware corporation (the “Registrant”) for issuance pursuant to awards granted under the 2009 Stock Compensation Plan and certain stock option agreements listed on the cover page of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on March 12, 2009;

(b)	The Registrant’s Quarterly Report for the quarter ended March 31, 2009, filed with the Commission on May 15, 2009;

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 28, 2009;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 12, 2009 and June 3, 2009; and

(e)
 The Registrant’s description of securities contained in the registration statement on Form 10, filed under File No. 000-19301 on May 20, 1991, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Registrant to indemnify its officers and directors against certain liabilities and expenses in connection with claims made against them as a result of being an officer or director.  In addition, Article V of the Registrant’s by-laws provides as follows:

The Corporation shall indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or served any other enterprise as a director or officer at the request of the Corporation or any predecessor of the Corporation.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed as a part of this Registration Statement:

Exhibit
Number                      Description

4.1*	2009 Stock Compensation Plan.

4.2*	Form of Stock Option Agreement under 2009 Stock Compensation Plan

4.3*	Option Agreement with Steven Trombetta

4.4*	Option Agreement with Chantal Eshghipour

5.1*	Opinion of Davis Wright Tremaine LLP as to the legality of the securities being registered hereunder.

23.1*                       Consent of GHP Horwath, P.C.

23.2*                       Consent of Davis Wright Tremaine LLP (contained in Exhibit 5.1).

24.1*                       Power of Attorney (included on signature page hereto).
____________________
*  Filed herewith.

Item 9. Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

58

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on July 1, 2009.

COMMUNICATION INTELLIGENCE CORPORATION

Date: July 1, 2009	By /s/ Guido DiGregorio
————————————————————
GUIDO DIGREGORIO,
President and Chief Executive Officer.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Francis V. Dane, such person’s true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Guido DiGregorio Guido DiGregorio	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 1, 2009
/s/ Francis V. Dane Francis V. Dane	Chief Financial Officer (Principal Financial and Accounting Officer)	July 1, 2009
/s/ Garry Meyer Garry Meyer	Director	July 1, 2009
/s/ Louis Panetta Louis Panetta	Director	July 1, 2009
/s/ C.B. Sung C.B. Sung	Director	July 1, 2009
/s/ David E. Welch David E. Welch	Director	July 1, 2009

EXHIBIT INDEX
Exhibit
Number                      Description

4.1*	2009 Stock Compensation Plan.

4.2*	Form of Stock Option Agreement under 2009 Stock Compensation Plan

4.3*	Option Agreement with Steven Trombetta

4.4*	Option Agreement with Chantal Eshghipour

5.1*	Opinion of Davis Wright Tremaine LLP as to the legality of the securities being registered hereunder.

23.1*                      Consent of GHP Horwath, P.C.

23.2*                      Consent of Davis Wright Tremaine LLP (contained in Exhibit 5.1).

24.1*                      Power of Attorney (included on signature page hereto).
____________________
*  Filed herewith.